EXHIBIT 99.1

For Immediate Release

Contacts:
Peerless Systems Corporation:	Investor Contact:
William R. Neil	Geoff High
Chief Financial Officer	Pfeiffer High Public Relations, Inc.
(310) 297-3146	(303) 393-7044

Peerless Systems Reports Fourth Quarter and Fiscal Year 2004 Results

Selected Fourth Quarter and Recent Highlights:

•	New Everest™ controller evaluation units shipped to two potential customers

•	Contract discussions underway with OEM for use of Everest in new line of color copiers

•	Company reports fourth quarter net income of $0.6 million, or $0.04 per share

•	Extension of agreement for worldwide licensing of Adobe® PostScript®

•	Agreement signed with Legend Limited for turnkey development of color printer

EL SEGUNDO, Calif., March 17, 2004 — Peerless Systems Corporation (Nasdaq: PRLS), a provider of imaging and networking controllers to the digital document market, today reported financial results for the fourth quarter and fiscal year ended January 31, 2004.

Fourth Quarter 2004 Results

The Company reported fourth quarter revenue of $7.7 million versus $8.3 million reported for last year’s fourth quarter and $5.8 million reported for this year’s third quarter. The 33% revenue increase versus third quarter results was primarily attributable to increased licensing revenues. During the fourth quarter, Peerless signed and recognized revenue on four new license agreements collectively valued at $4.6 million. Contract backlog for engineering services was $0.4 million at January 31, 2004, versus $0.8 million at the end of fiscal 2003.

Gross margins for the fourth quarter increased to 75.1% compared with 67.1% for last year’s fourth quarter. The increase in gross margins as a percentage of total revenue primarily resulted from a greater level of Company intellectual property included in licensing revenues and to a smaller extent the resolution of third party licensing costs issues. Fourth quarter research and development expenses increased 26% to $3.2 million, or 41.6% of revenue, from $2.5 million, or 30.5% of revenue, in the comparable period last year. The increase resulted from higher personnel and consulting costs associated with the Company’s ongoing development of its Sierra technologies and associated products targeting the expanding color office workgroup market.

Sales and marketing expenses in the fourth quarter declined to $1.0 million, or 12.8% of revenue, compared with $1.2 million, or 14.7% of revenue, in last year’s fourth quarter and $1.2 million, or 20.4% of revenue, in this year’s third quarter. The year-over-year and sequential declines were primarily the result of lower commission and bonus accruals, lower levels of outside consultants, and the timing of travel associated with the Company’s Japan Open House, which took place in the fourth quarter last year and the third quarter this year. General and administrative expenses were $0.8 million, or 10.2% of revenue, compared with $1.1 million, or 12.8% of revenue, in the comparable period last year, and $1.3 million, or 21.7% of revenue, in the previous fiscal quarter, which, in each case, was primarily the result in the reduction of consulting costs.

Peerless reported fourth quarter net income of $0.6 million, or $0.04 per share, compared with net income of $0.5 million, or $0.03 per share, in last year’s fourth quarter and a net loss of $2.5 million, or $0.16 per share, in the previous fiscal quarter.

At January 31, 2004, days sales outstanding (DSO) for receivables and unbilled were 72 compared with 39 at the end of the third quarter and 23 at January 31, 2003. The higher than normal DSO was due to a delay in collecting a $2.5 million block license receivable, which ultimately was collected after the close of the fourth quarter. Had the receivable been collected during the fourth period, DSO would have been 43.

Peerless completed fiscal 2004 with total assets of $19.3 million, including cash and investments of $9.4 million, or $0.60 per share. Management had previously forecast that year-end cash and investments would exceed $11 million. The shortfall was due to the delay in collecting the $2.5 million licensing receivable noted above. Peerless ended the year with stockholders’ equity of $11.8 million, or $0.75 per share.

Howard Nellor, president and chief executive officer, said, “While progress in some areas has been slow to come, we achieved a series of important objectives during the fourth quarter and the weeks subsequent to the close of our fiscal year. As anticipated, we shipped the first evaluation units of our new Everest controller to two large potential customers, and we are very pleased to report that we are now in contract discussions with one of these companies for several models of our Everest controller.

“While there can be no assurance our current discussions will result in an executed contract, we are encouraged by the tone and progress of our discussions. In addition, we currently are in pre-proposal discussions with another leading manufacturer related to the potential development of several controllers required for forthcoming office workgroup products.”

Nellor said that the Company’s market research is revealing growing demand for convenience solutions for color copiers and other multi-function peripherals (MFPs). “Manufacturers of office workgroup products are actively transitioning into the color market. This presents a host of challenges for both the OEM and end user. The inherent complexity of color products makes them challenging to develop, and to monitor and maintain once installed. One of our fundamental objectives in developing our Sierra technology suite was product simplicity and convenience. As more OEMs test our technologies and products, we believe there will be even more opportunities for their inclusion in a broader range of future product lines.”

Additional Highlights

•	The Company announced a long-term extension to its agreement with Adobe Systems Inc. for the worldwide licensing of Adobe® PostScript® technologies.

•	Legend (Beijing) Limited, a wholly owned subsidiary of the largest information-technology enterprise in China, said it would utilize Peerless controllers and technologies for an upcoming color printer. Under the agreement, Peerless will provide turnkey development of an office color tandem laser printer. Although this specific agreement will provide the Company with only limited revenues, it enables the Company to build a relationship with a potentially significant client.

•	Peerless recently demonstrated the Everest controller to several leading industry analysts at the On Demand Conference and Exposition in New York City. The conference is the largest industry event for digital printing automated production, marketing and communications, and IT professionals.

Peerless’ fourth quarter revenue was approximately 4% below previous guidance. However, the Company also had forecast a net loss for the period and achieved profitability as a result of better-than-expected gross margins and lower-than-expected development costs.

Fiscal Year 2004 Results

For the 12 months ended January 31, 2004, total revenue was $25.3 million versus $31.8 million in fiscal 2003. The decline in sales was due primarily to lower product licensing and engineering services revenue, which was partially offset by an increase in revenue from the Company’s application specific integrated circuits.

Gross margins for the 12-month period ended January 31, 2004 were 59.1% compared with 62.0% for fiscal 2003. Net loss was $4.9 million, or $0.31 per share, versus net income of $0.1 million, or $0.01 per share, for fiscal 2003.

Guidance

The Company is currently expecting first quarter revenue of approximately $6.0 million. This forecast is contingent on the completion of a $2 million product licensing agreement, which is scheduled for completion near the end of the quarter but could slip into the second fiscal period. As a result of the expected final testing and launch of the Everest controller, together with the reduction in licensing revenues in the first quarter, the loss for the quarter is expected to be in the $3.0 million to $3.5 million range.

The Company expects to end the first quarter with cash and investments of approximately $7.5 million. Although the Company expects to begin distribution of the Everest product early in the second quarter, it is anticipated that cash and investments will decrease to approximately $3.0 million by the end of this year’s third quarter. Although the Company expects the cash position to increase thereafter with the expected sales growth associated with the Sierra technology, which includes the Everest controller product, there can be no assurances that the Company will experience the anticipated increase in the Sierra technology sales in the 4th quarter or at all. The Company expects to reduce operating expenses in the second quarter as a result of completion of the majority of the Sierra development effort. However, if the remaining development costs are higher than expected or the anticipated level of Sierra sales are lower than anticipated and the Company is unable to further reduce its operating expenses, the Company may need to take significant measures to preserve and maintain continued business operations. In such event, the company may need to further reduce costs and may have to access the capital markets to raise additional funding. There is no assurance that the Company would be successful in raising capital at attractive terms or at all, and should the Company be successful in raising capital, the financing may be dilutive to current shareholders.

Peerless Systems Conference Call

Management will hold a conference call to discuss fiscal fourth quarter results today at 5:00 p.m. Eastern (2:00 p.m. Pacific). Investors are invited to listen to the call live via the Internet at www.peerless.com, or by dialing into the teleconference at 800-218-0204 (01-303-262-2130 for international callers). Participants should go to the web site at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days. An audio replay will be available through March 24, 2004, by calling 800-405-2236 (01-303-590-3000 for international callers) and entering the passcode 572580.

About Peerless Systems Corporation

Founded in 1982, Peerless Systems Corporation is a provider of imaging and networking controllers to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances. In order to process digital text and graphics, digital document products rely on a core set of imaging software and supporting electronics, collectively known as an imaging controller. Peerless’ broad line of scalable software and silicon offerings enables its customers to shorten their time-to-market and reduce costs by offering unique solutions for multiple products. Peerless’ customer base includes companies such as Canon, IBM, Konica/Minolta, Kyocera, Legend, OkiData, Ricoh, Seiko Epson and Xerox. Peerless also maintains strategic partnerships with Adobe, IBM Microelectronics, and Novell. For more information, visit the Company’s web site at www.peerless.com.

SAFE HARBOR STATEMENT UNDER THE U.S. PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

This Release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The use of such words including “could slip,” “expected increase,” “expects to,” “forthcoming,” “is expected,” “may use,” “will decrease,” “will rapidly expand,” “will result,” as well as words of similar effect in connection with or related to any discussion of or reference to future operations, opportunities or financial performance set apart forward-looking statements. In particular, statements regarding the Company’s outlook for future business, financial performance and growth, profitability, product availability and potential applications and successes and the impact on future performance of organizational and operational changes all constitute forward-looking statements.

These forward-looking statements are just predictions and best estimations consistent with the information available to the Company at this time. Thus they involve known and unknown risks and uncertainties such that actual results could differ materially from those projected in the forward-looking statements made in this Release. Risks and uncertainties include those set forth in Peerless’ public filings with the Securities and Exchange Commission, including but not limited to the Company’s most recent Annual Report on Form 10-K dated January 31, 2003 in the Section called Risks and Uncertainties at pages 27 through 37, inclusive, filed with the Securities and Exchange Commission (SEC) on May 1, 2003, and the Company’s most recent Quarterly Report on Form 10-Q dated October 31, 2003 in the Section called Risks and Uncertainties at pages 16 through 23, inclusive, filed with the SEC on December 15, 2003.

Current and prospective stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements contained herein are qualified in their entirety by the foregoing cautionary statements.

-more-

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended
	January 31,
	2004		2003
Revenues:
Product licensing	$6,611	86.4%	$6,739	81.3%
Engineering services and maintenance	682	8.9%	833	10.0%
Other	360	4.7%	718	8.7%

Total revenues	7,653	100.0%	8,290	100.0%

Cost of revenues:
Product licensing	930	12.2%	1,686	20.3%
Engineering services and maintenance	821	10.7%	686	8.3%
Other	151	2.0%	359	4.3%

Total cost of revenues	1,902	24.9%	2,731	32.9%

Gross margin	5,751	75.1%	5,559	67.1%

Operating expenses:
Research and development	3,191	41.6%	2,530	30.5%
Sales and marketing	979	12.8%	1,218	14.7%
General and administrative	781	10.2%	1,063	12.8%

Total operating expenses	4,951	64.6%	4,811	58.0%

Income from operations	800	10.5%	748	9.1%
Interest income, net	47	0.6%	61	0.7%

Income before income taxes	847	11.1%	809	9.8%
Provision for income taxes	204	2.7%	281	3.4%

Net income	$643	8.4%	$528	6.4%

Income per share — basic	$0.04		$0.03

Income per share — diluted	$0.04		$0.03

Weighted average common shares outstanding — basic	15,713		15,301

Weighted average common shares outstanding — diluted	17,052		15,721

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Twelve Months Ended
	January 31,
	2004		2003
Revenues:
Product licensing	$19,931	78.9%	$24,856	78.3%
Engineering services and maintenance	3,178	12.6%	5,047	15.9%
Other	2,145	8.5%	1,854	5.8%

Total revenues	25,254	100.0%	31,757	100.0%

Cost of revenues:
Product licensing	6,333	25.1%	8,251	26.0%
Engineering services and maintenance	3,066	12.1%	2,850	9.0%
Other	937	3.7%	971	3.1%

Total cost of revenues	10,336	40.9%	12,072	38.0%

Gross margin	14,918	59.1%	19,685	62.0%

Operating expenses:
Research and development	11,771	46.6%	9,766	30.8%
Sales and marketing	4,540	18.0%	4,552	14.3%
General and administrative	4,400	17.4%	5,127	16.1%

Total operating expenses	20,711	82.0%	19,445	61.2%

Income (loss) from operations	(5,793)	-22.9%	240	0.8%

Interest income, net	138	0.5%	374	1.2%
Other income, net	1,490	6.0%	—	0.0%

Total other income	1,628	6.5%	374	1.2%

Income (loss) before income taxes	(4,165)	-16.4%	614	1.9%
Provision for income taxes	696	2.8%	490	1.5%

Net income (loss)	$(4,861)	-19.2%	$124	0.4%

Income (loss) per share — basic	$(0.31)		$0.01

Income (loss) per share — diluted	$(0.31)		$0.01

Weighted average common shares outstanding — basic	15,575		15,282

Weighted average common shares outstanding — diluted	15,575		15,722

PEERLESS SYSTEMS CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$5,069	$14,355
Restricted cash	20	20
Short-term investments	4,341	1,729
Trade accounts receivable, net	6,146	2,015
Unbilled receivables	—	88
Prepaid expenses and other current assets	602	797

Total current assets	16,178	19,004
Investments	—	1,945
Property and equipment, net	1,981	2,205
Other assets	1,148	953

Total assets	$19,307	$24,107

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$897	$688
Accrued wages	384	1,091
Accrued compensated absences	805	657
Accrued product licensing costs	2,834	2,221
Other current liabilities	897	774
Deferred revenue	1,323	1,081

Total current liabilities	7,140	6,512
Other liabilities	20	980
Deferred rent	346	404

Total liabilities	7,506	7,896

Stockholders’ equity:
Common stock	15	15
Additional paid-in capital	49,295	48,882
Accumulated deficit	(37,434)	(32,573)
Accumulated other comprehensive income	38	—
Treasury stock	(113)	(113)

Total stockholders’ equity	11,801	16,211

Total liabilities and stockholders’ equity	$19,307	$24,107

###